NEWS RELEASE for February 28, 2005 at 4:30 P.M. EST

Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	EVP & Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	(949) 797-3800
	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE ANNOUNCES 2004 FOURTH QUARTER, YEAR END RESULTS

IRVINE, CA (February 28, 2005) . . . . Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automatic public-access defibrillators (AEDs) and provider of comprehensive AED/CPR training services, today reported revenue of $20.7 million for the fourth quarter ended December 31, 2004, with revenue for the full 2004 year totaling $68.5 million, as compared to $17.7 million and $62 million, respectively, reported for the same prior year periods. Revenue from the sale of AEDs and related services for the fourth quarter ended December 31, 2004 totaled $20.2 million, a 28 percent increase over the $15.8 million in the same period last year, as a result of strong international sales in Japan and the United Kingdom.

The gross profit margin for the fourth quarter and year ended December 31, 2004 was 54.5 percent and 55.7 percent, respectively, compared to 43.4 percent and 53.9 percent in the same prior year periods. The gross margins for the prior year periods included a one-time inventory impairment charge related to legacy products. Gross margins in the fourth quarter of 2004 were impacted by a higher mix of sales to Japan and the British government which had lower gross margins, and certain non-recurring increases in manufacturing costs.

Operating expenses for the three months ended December 31, 2004 were $13.1 million, compared to the $12.7 million in the same quarter in 2003. The 2004 fourth quarter increase compared to last year included significantly higher legal expenses of approximately $800,000, largely related to increased activity in the patent litigation against Phillips. Legal expenses for the fourth quarter totaled $1.4 million.

The operating loss for the fourth quarter and year ended December 31, 2004 was $1.8 million and $11.9 million, respectively, compared to an operating loss of $5.0 million and $7.1 million in the same periods in 2003. The net loss for the fourth quarter of 2004 was $3.4 million, or $0.04 loss per share, as compared to $6.5 million, or $0.08 loss per share in the fourth quarter of 2003. The net loss for the year ended December 31, 2004 was $18.7 million, or $0.22 loss per share, compared to $12.5 million, or $0.18 loss per share for 2003.

The December 31, 2004 balance sheet showed cash and cash equivalents of $13.9 million.

Cardiac Science Chairman and CEO Raymond W. Cohen said that management was encouraged by the strong AED revenue growth in the fourth quarter and continued robust interest from potential customers in the AED product category, particularly from the corporate workplace sector.

Cohen added “the Powerheart AED G3 product line continued to be our principal revenue driver complemented by the company’s AED/CPR training services which contributed $1.8 million of the quarter’s revenue. International sales grew at a higher than expected rate in the quarter as we benefited from delivering over half of the $3 million sole-supplier British government contract. Demand for Cardiac Science manufactured products in the Japanese market was especially strong and accounted for 50 percent of international revenue in the fourth quarter. This strength in the international market was partially offset by lower sales to U.S. distributors reflecting the company’s strategic shift from smaller dealers to recently signed large distribution partners such as Airgas Safety, Concentra Health Services, Hagemeyer North America and Fisher Safety.”

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CARDIAC SCIENCE ANNOUNCES 2004 FOURTH QUARTER, YEAR END RESULTS
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Financial Outlook

Excluding the impact of any pending mergers, the company expects revenue for 2005 to range from $75 million to $80 million based on sales of its core AED product line growing between 15 percent and 22 percent over the 2004 level of $56.7 million. The company expects revenue from its AED products and AED/CPR training business to account for 95 percent of total sales.

The company estimates that its gross profit margin will range between 55 percent and 58 percent of revenue, with quarterly variability driven by sales mix, manufacturing volumes and market conditions which could affect average selling prices.

Excluding the impact of any stock based compensation expense; the company expects its operating expenses to range between $45 million and $48 million, with additional variability possible as a result of higher than expected legal fees associated with the Phillips litigation.

Giving effect to the estimated stock based compensation expense, the company anticipates that its operating results will range from an operating profit of $400,000 to an operating loss of $8.2 million. The company expects its net loss to range from $8.7 million to $17.2 million, or $0.10 to $0.20 per share.

Conference Call Information

Management will host a conference call regarding its results for the fourth quarter and year ended December 31, 2004 which will be broadcast live on the Internet at 9:00 a.m. EST on March 1, 2005. Management encourages shareholders and other interested parties to listen to the live webcast by going to the company's website at www.cardiacscience.com. Web participants should go to the company's website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive of the call will be available immediately following the conference call.

About Cardiac Science

Cardiac Science develops, manufactures and markets Powerheart®-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training services that facilitate successful deployments. The company also makes the Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science products are sold by its 55 person direct sales force and a network of distributors in the U.S., and through international distributors in over 60 countries worldwide. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies including Nihon Kohden (Japan), Quinton Cardiology Systems and GE Healthcare. For more information, please visit www.cardiacscience.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words “estimate”, “potential”, “intended”, “expect”, “anticipate”, “believe”, and other similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and other expected financial results. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the company’s Form 10-K for the year ended December 31, 2003, subsequent quarterly filings, and other documents filed by the company with the Securities and Exchange Commission.

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CARDIAC SCIENCE ANNOUNCES 2004 FOURTH QUARTER, YEAR END RESULTS
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Cardiac Science, Inc.
Consolidated Statement of Operations
(Unaudited)
In thousands, except share and per share amounts

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$20,653	$17,703	$68,513	$61,982
Cost of goods sold	9,395	7,099	30,362	25,626
Inventory Impairment		2,917		2,917
Gross profit	11,258	7,687	38,151	33,439

Operating expenses:
Sales and marketing	5,448	5,689	23,959	18,616
Research and development	1,529	1,599	6,027	5,538
General and administrative	5,720	4,920	19,241	14,720
Amortization of intangible assets	405	445	1,931	1,656
Gain on sale of product lines and other, net	—	—	(1,077)	—
Total operating expenses	13,102	12,653	50,081	40,530

Loss from operations	(1,844)	(4,966)	(11,930)	(7,091)

Interest and other expense, net	(1,602)	(1,525)	(6,739)	(5,891)

Loss before minority interest and discontinued operations	(3,446)	(6,491)	(18,669)	(12,982)

Minority interest in consolidated subsidiary	—	—	—	(48)
Income from discontinued operations	—	—	—	493
Net loss	$(3,446)	$(6,491)	$(18,669)	$(12,537)

Net loss per share (basic and diluted)	$(0.04)	$(0.08)	$(0.22)	$(0.18)

Weighted average number of shares used in the	86,195,893	77,927,862	83,123,701	69,848,014
computation of net loss per share

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CARDIAC SCIENCE ANNOUNCES 2004 FOURTH QUARTER, YEAR END RESULTS
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Cardiac Science, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$13,913	$8,871
Accounts receivable, net	17,978	20,410
Inventory	9,680	9,575
Prepaid expenses	2,517	2,154
Total current assets	44,088	41,010
Property and equipment, net	4,932	7,003
Goodwill and other intangibles, net	150,221	151,485
Other assets	4,093	3,503
	203,334	203,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,266	8,955
Accrued expenses and other current liabilities	6,836	6,595
Deferred revenue	1,940	2,479
Total current liabilities	17,042	18,029
Senior secured promissory notes	52,623	46,481
Other long term liabilities	754	900
Total stockholders’ equity	132,915	137,591
	$203,334	$203,001

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